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                                                                    EXHIBIT 99.1


September 11, 2003


Mr. Adrian Smythe
Senior Companies Advisor
Australian Stock Exchange Limited
Exchange Center
Level 6, 20 Bridge Street
Sydney NSW 2000

Delivered by e-mail

Re: Price Query


Dear Mr. Smythe,

Catuity is in receipt of your Price Query letter dated 9 September 2003. For your, and our shareholders', convenience the Company has repeated each of your queries and then provided its response directly beneath it.

     1. Is the Company aware of any information concerning it that has not been announced which, if known, could be an explanation for recent trading in the securities of the Company?

         No, the Company is not aware of any information that has not been previously announced to the market.

         In answering this question, please comment specifically on:

         1.1 The likely impact of the Patents on the price or value of the Company's securities.

         It is difficult to estimate if the patents that were recently issued to the Company have had any impact in the trading price or volume of the Company's stock. As part of the Company's business strategy Catuity continues to develop and strives to protect its intellectual property. Catuity has sought, and will continue to file applications for, patents in order to protect its intellectual property and to defer others from attempting to use their patents in a manner that would have a negative impact on the growth of the smart card - loyalty market.

         1.2 The status of the deployment of the Company's software by Target Corporation, with reference in particular to the following extract from the fourth page of the Company's 2002 Annual Report and 10-K (released to ASX on 14 April 2003), under the heading of "Catuity's Accomplishments":

Target Corporation became Catuity's largest merchant customer. In 2002, Catuity signed a three-year license agreement with Target Corporation, the second largest discount retailer in the U.S, to provide our software to their integrated payment system. Full deployment of this software is expected to be complete by the third quarter of 2003.

         The Company does not have additional information regarding its relationship with Target Corporation to announce. The information below is provided as a recap of information already made public regarding Catuity's agreements with Visa and Target and the status of the Target program:

         Catuity has two contracts associated with the smart Visa Rewards Program. The first is with Visa USA. Visa licenses our software and pays us for smart Visa cards registered to our system that are active in their loyalty program. Visa paid Catuity for a significant number of licenses to our system in late 2001 and in 2002. Visa's payments for licenses were recognized as license revenue, and commented on, in the




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         Company's first quarter 2003 financial report to its shareholders that was filed with the U.S. Securities and Exchange Commission and with the ASX.

         The second contract we have in the smart Visa Rewards Program is with Target Corporation. In 2002, Target paid Catuity a license fee to put our software on their electronic cash registers. The Company recognized this payment as license revenue in its second quarter 2003 financial report to its shareholders that was filed with the U.S. Securities and Exchange Commission and with the ASX. Under its agreement with Catuity, Target is not obligated to, and does not, provide Catuity with updates as to its status or progress in completing the national roll-out of our software or their specific marketing plans as to how they plan to use and promote it. In their second quarter financial analyst meeting on, or about, August 22, 2003, Target reported they had been installing the (Catuity) loyalty software on their cash registers during the summer months (in the U.S.) and had recently completed this task. Target also reported that they had begun a pilot of the system in July 2003. Target's web site contains information that, as part of the pilot, they are issuing smart coupons to customers who have a Target Visa card via the web and through in store kiosks and redeeming them at the cash register.

         Catuity has no further knowledge or information about the status of Target's roll-out or plans.

2. If the answer to question 1 is yes, can an announcement be made immediately? If not, why not and when is it expected that an announcement will be made?

         Not applicable.

         Please note, if the answer to question 1 is yes and an announcement cannot be made immediately, you need to contact us to discuss this and you need to consider a trading halt (see below).

         Not applicable

3. Is there any other explanation that the Company may have for the price change and increase in volume in the securities of the Company?

         The Company is not aware of any other information, facts or rumors that could be affecting its shares.

4. Please confirm that the Company is in compliance with the listing rules and, in particular, listing rule 3.1.

         Catuity confirms that it is in compliance with the ASX Listing Rules and, in particular, Listing Rule 3.1.


Sincerely,

/s/ John H. Lowry
-----------------------------------
John H. Lowry
CHIEF FINANCIAL OFFICER & SECRETARY